Exhibit 2.3

ESCROW INSTRUCTIONS
     Escrow No: 15007698-383-BSB
To: Alliance Title Company                               Date:  May 4, 2004
18831 Von Karman Avenue, #380, Irvine, CA  92612
Phone No.: (949) 724-4900                           Fax No.: (949) 724-4909

ALLIANCE TITLE COMPANY CONDUCTS ESCROW BUSINESS UNDER LICENSE TO ACT AS AN UNDERWRITTEN TITLE COMPANY NO. 368 ISSUED BY THE STATE OF CALIFORNIA DEPARTMENT OF INSURANCE.

ESCROW TO CLOSE ON OR BEFORE: JULY 1, 2008

PROPERTY ADDRESS IS: 3425, 3455, 3475  E. FLAMINGO RD., LAS VEGAS, NV AKA:
THE CANNERY


Buyer/Optionee will take ownership subject to a
new First Deed of Trust in the approximate
amount of. . . . . . . . . . . . . . . . . . . . . . . . . . $4,100,000.00

Buyer/Optionee will hand you the balance of  funds
(plus closing costs, as  applicable) the sum of
(as further described below) . . . . . . . . . . . . . . . . .$1,850,000.00

TOTAL CONSIDERATION. . . . . . . . . . . . . . . . . . . . . .$5,950,000.00

Furthermore, Seller and Buyer will execute and deliver an Option Agreement and a Memorandum Agreement and any additional instruments and/or funds which this escrow requires to complete the terms of this transaction as indicated below, and Buyer will execute and deliver any instruments and/or funds which this escrow requires.


Buyer/Optionee: SECURED DIVERSIFIED INVESTMENT, LTD, AS TO AN UNDIVIDED 51% INTEREST AND DENVER FUND I, LTD, A COLORADO LIMITED PARTNERSHIP AS TO AN UNDIVIDED 49% INTEREST AS TENANTS IN COMMON.

Seller/Optionor:  IOMEGA INVESTMENTS, LLC, A NEVADA LIMITED LIABILITY
COMPANY

INSTRUCTIONS:

The purpose of this escrow is to create an Option to Purchase subject property between the above parties and record a Memorandum of Agreement addressing same. In addition, Secured Diversified Investment LTD and Denver Fund I LTD are forming a Tenant in Common ownership subject to a Tenant in Common Agreement between the parties, the terms of which escrow holder is not to be concerned.

     1. Buyer(s)/Optionee have satisfied themselves outside of escrow as to the status of subject property and have read, understand and approve the terms of the existing loan of record. The parties will provide Escrow Holder with the exact amount of principal balance prior to the close of escrow.

                                     1

     2.   The balance of funds owing shall be deposited as follows:

     A. DENVER FUND I, LTD: 1. Cash in the amount of $675,000.00 to be deposited by accommodator in connection with 1031 exchange. 2. Assignment of Note in the approximate amount of $225,000.00 secured by property located in Washoe County, Nevada 1085 S. Virginia, Reno , NV in connection with 1031 exchange. Escrow holder to obtain title insurance coverage and charge Buyer for same. Any adjustments to be made in the cash amount owing/deposited.

     B. SECURED DIVERSIFIED INVESTMENT, LTD,: 1. 250,000 shares of preferred stock in SDI valued at $750,000.00. Said stock transfer to be handled outside of escrow. 2. Note in favor of seller herein in the amount of $200,000.00 bearing interest at the rate of 7.0% payable in monthly interest only installments beginning 30 days after close of escrow and continuing for 2 years. A $50,000.00 principal reduction to be made on the six month anniversary date and the 12 month anniversary date and the $100,000.00 remaining balance, and any interest thereon, to be due and payable in full at the end of the 2 year period subject to adjustments as provided for in paragraph 8 below.

     3. Upon execution of these signed instructions, IOMEGA will provide to Buyer(s) for their review the following items: Building Plans, Tenant Estoppels, Phase I Survey, Property Condition Report, Site Plan. IOMEGA has already provided the following items to Buyer(s) for their review: Leases, 3 years historical operating detail, copies of all utility bills for the last 2 years, Appraisal, Property Photos, Copy of First Deed of Trust and Note.

     4. Concurrently with these instructions, the parties herein have executed an Option Agreement and Lease Agreement dated April 28, 2004, the terms of which Escrow Holder is not to be concerned or liable.

     5. IMOEGA acknowledges that a reserve account has been established with existing lender in the approximate amount of $98,000.00 for capital improvements or tenant improvements. Seller/Optionor hereby assigns said account to Buyers/Optionees and will cooperate in having the lender release of any funds as requested/required.

     6. Close of escrow date will be when Buyer (i) delivers written notification that is has obtained new financing and is able to payoff the existing loan of record without a prepayment penalty or (ii) upon Buyer's assumption of loan of record. Further, all disbursement of funds are to be made as of the date Escrow Holder is in a position to record Memorandum of Agreement.

     7. Escrow Holder is instructed to prepare 2 Deeds granting title from IOMEGA. One to SECURED DIVERSIFIED INVESTMENT AS TO AN UNDIVIDED 51% INTEREST and one to DENVER FUND I, LTD AS TO AN UNDIVIDED 49% INTEREST said to be signed/accepted by both parties and returned to Escrow Holder to retain until closing date as previously disclosed.

     8. Any difference in the principal balance of the existing note to be adjusted in the Note described in paragraph 2B above.

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     9.   Seller to provide  Title Insurance issued by First American Title in the amount of $5,950,000.00 covering the interest of optionee(s) herein.

     INTENT TO EXCHANGE: SELLER ACKNOWLEDGES THAT IT IS THE INTENT OF DENVER FUND I, LTD THE BUYER TO EFFECT AN IRC 1031 TAX DEFERRED EXCHANGE WHICH WILL NOT DELAY THE CLOSING OR CAUSE ADDITIONAL EXPENSE TO THE SELLER HEREIN. BUYER'S RIGHTS MAY BE ASSIGNED TO A QUALIFIED INTERMEDIARY, FOR THE PURPOSE OF COMPLETING SUCH AN EXCHANGE. SELLER AGREES TO COOPERATE WITH THE QUALIFIED INTERMEDIARY IN A MANNER NECESSARY TO COMPLETE THE EXCHANGE.

PRORATIONS
             There are to be no prorations in this transaction.
                             GENERAL PROVISIONS

1.   Deposit of Funds & Disbursements
     All funds received in this escrow shall be deposited in a non-interest bearing account in one or more of your general escrow trust accounts with any financial institution doing business in the State of California and may be transferred to any other general escrow account or accounts. All disbursements shall be made by your check or other instrument as per your instructions. You are authorized not to close escrow or disburse until good funds as provided for in California Insurance Code Section 12413.1 have been confirmed in escrow.
     Alliance Title shall not be responsible for any delay in closing if funds received by escrow are not available for immediate withdrawal. Delays in closing will occur if funding is by other than cash, bank wire, cashiers checks or similar type items payable through a California Bank. The accounts wherein funds are deposited and disbursed are insured under the specifications and regulations of the Federal Depositors Insurance Corporation (FDIC). You are not responsible for these deposits in the event of bank failure, nor will you provide any additional insurance on said deposits. You shall have no obligation to account for the value of any escrow-related accounting services and incidental benefits that may be provided to the company by any depository bank.

     Incoming wire instructions:

     Bank:          COMERICA BANK
     Routing No.:   121137522
     Address:       Detroit, Michigan, 48076
     Credit:        Alliance Title Company
     Account No.:   1892530039
     Escrow No.:    15007698-383-BSB

2.   Prorations
     Unless otherwise specified in writing, all prorations and/or adjustments are to be made as of close of escrow on the basis of a 30-day month. As used herein, the expression, "C.O.E." is defined as "Close of Escrow." 'H.O. Dues,' as used herein, refers to any homeowners association or similar body which levies monthly or periodic assessments or dues for common area maintenance or similar matters. You are authorized to insert the actual date of recording in all notes as to commencement of interest and due date of first payment.

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3.   Recordation of Instruments
     You are authorized to record any documents delivered through this escrow, recording of which is necessary or proper in the issuance of the requested policy of title insurance. Seller/Borrower authorizes Alliance Title Company to collect fees for recordation of documents. Alliance Title Company has made their best determination of said charges prior to close of escrow and the seller or borrower is aware that they may differ from the actual fees.

4.   Authorization to Execute Assignment of Insurance Policies
     You may execute on behalf of the parties hereto, assignments of interest in any insurance policies, which are part of this escrow, and forward them upon close of escrow to the agent. With respect to fire insurance policies you shall be fully protected in assuming that such policy is in force and that the necessary premium therefore has been paid. In all acts in this escrow relating to insurance, including adjustments, if any, you shall be fully protected in assuming that each policy is in force and that the necessary premium therefore has been paid.

5.   Authorization to Furnish Copies
     You may furnish a copy of these instructions, amendments thereto, closing statements and/or any other documents to any real estate broker and/or lender involved in this transaction upon request of such lenders or brokers.

6.   Personal Property Taxes
     No examination or insurance as to the amount of payment of personal property taxes is required unless specifically requested.

7.   Right of Cancellation
     The principals may mutually instruct you to cancel the escrow by delivering to you written cancellation instructions executed by all the principals. Upon receipt of such instructions, you are authorized to comply with them, and demand payment of your cancellation charges. Alternatively, any principal may deliver to you a notice of cancellation executed by that principal. Upon receipt of such notice, you shall deliver a copy of such notice to each of the other principals at the address in this escrow. UNLESS WRITTEN OBJECTION TO CANCELLATION IS FILED IN YOUR OFFICE BY A PRINCIPAL WITHIN TEN (10) DAYS AFTER DATE OF SUCH MAILING, YOU ARE AUTHORIZED TO COMPLY WITH SUCH NOTICE AND DEMAND PAYMENT OF YOUR CANCELLATION CHARGES. If written objection is filed, you are authorized to hold all money and instruments in this escrow and take no further action until otherwise directed, either by the principals' mutual written instructions, or by final order of a court of competent jurisdiction.

8.   Action in Interpleader
     The parties expressly agree that you, as escrow holder, have the absolute right at your election to file an action in interpleader requiring the parties to answer and litigate their several claims and rights among themselves and you are authorized to deposit with the clerk of the court all documents and funds held in this escrow. In the event such action is filed, the parties jointly and severally agree to pay your cancellation charges and costs, expenses and reasonable attorney's fees which you are required to expend or incur in the interpleader action. Upon the filing of the action, you shall be fully released from the obligations to further perform any duties otherwise imposed by the terms of this escrow.
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9.   Termination of Agency Obligations
     If there is no action taken on this escrow within six months after the time limit date set forth in the escrow instructions or written extension thereof, your agency obligation shall terminate at your option and all documents, monies, or other items held by you shall be returned to the parties depositing same. This shall not limit your right to withdraw as escrow agent from this transaction at any time. In the event of termination of your agency obligation, the parties shall pay your fees, charges and any expenses incurred, which shall be deducted from any and all deposits made to escrow.

10.  Conflicting Instructions
     No notice, demand, or change of these instructions shall be in effect unless given in writing. Should you before or after close of escrow receive or become aware of any conflicting demands or claims with respect to this escrow of the rights of any of the parties hereto, or any money or property deposited herein or affected hereby, you shall have the right to discontinue any or all further acts on your part until such conflict is resolved to your satisfaction, and you shall have the further right to commence or defend any action or proceedings for the determination of the conflict as provided in paragraphs 7 and 8 of these General Provisions. The parties hereto jointly and severally agree to pay all costs, damages, judgments and expenses, including reasonable attorney's fees, suffered or incurred by you in connection with, or arising out of this escrow, including, but without limiting the generality of the foregoing, a suit interpleader brought by you. In the event you file a suit in interpleader you shall be fully released and discharged from all obligations imposed upon you in this escrow.

11.  Purchase Contract
     Notwithstanding the fact that you may have been provided with a copy of the Purchase Contract in relation to subject property for information purposes, your liability to the undersigned is limited solely to your compliance with these instructions, and any modifications hereto given in writing prior to close of escrow; and any policy of title insurance issued in connection herewith naming the undersigned as an insured.

     The undersigned acknowledge that you, as escrow holder, are not charged with the responsibility of interpreting the provisions of any contract which may be the basis for this transaction, or making any disclosures relative to such provisions, or otherwise, even though you may have been provided a copy of such contract for information purposes. Your liability as escrow holder is limited solely to your compliance with these instructions and any supplements, addendums and amendments thereto delivered in writing.

12.  Funds Retained in Escrow
     If for any reason, funds are retained or remain in escrow more than 90 days after closing date, you are to deduct therefrom a reasonable monthly charge as custodian thereof of not less than $25.00 per month. Instruments that are not negotiated within six months are considered stale date and are considered to be held in escrow and are subject to the fees described above to be assessed from the date of the instrument.


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13.  Usury
     You are not to be concerned with any question of usury in any loan or encumbrance involved in the processing of this escrow and you are hereby released of any responsibility or liability therefore. Furthermore, notwithstanding the Note has been executed, you are authorized to insert the actual date of recording in all Notes as to the commencement of interest and due date of the first payment, unless otherwise instructed.

14.  Indemnity for Attorneys Fees and Costs
     In the event suit is brought by any party to this escrow, including the title company or any other party, as against each other or others, including the title company, claiming any right they may have as against each other or against the title company, then in that event, the parties hereto agree to reimburse, indemnify and hold harmless the title company from and against any loss, attorney's fees, expenses and costs incurred by it.

15.  Destruction of Documents
     You are authorized to destroy or otherwise dispose of any and all documents, papers, instructions, correspondence and other material pertaining to this escrow at the expiration of seven years from the close of escrow or cancellation thereof, without liability and without further notice to parties to the transaction.

16.  Tax Reporting And Withholding Obligations of the Parties
     Federal Law
     Internal Revenue Code Section 1445 places special requirements for tax reporting and withholding on the parties to a real estate transaction where the seller is a nonresident alien, a non-domestic corporation or partnership, a domestic corporation or partnership controlled by non-residents or non-resident corporations or partnerships.

     With respect to both California and federal law, the undersigned represents and warrants to Escrow Agent that the undersigned is relying on an attorney's, accountant's or other tax specialist's opinion concerning the effect of these laws on this transaction or on the undersigned's own knowledge of these laws. The undersigned is not acting on or relying on any statements made or omitted by Escrow Agent with respect to tax reporting or withholding requirements.

     Seller is aware that Federal Tax Law requires that escrow holder be provided with correct taxpayer identification information. Escrow holder must then report the transaction to the Internal Revenue Service including the seller's social security number or taxpayer identification number and the gross consideration.

     Federal Legislation requires that a buyer(s) and a seller(s) must provide the Internal Revenue Service the Taxpayer Identification Number of the party to whom interest is paid or received. This reporting is the sole responsibility of the buyer and the seller. If you will be paying or receiving interest, you are encouraged to exchange Taxpayer Identification Numbers at this time. Alliance Title Company is authorized to provide to the other party your TIN (Social Security Number) by providing the other party with a copy of this upon written request.

                                     6

     State Law
     In accordance with Section 18662 of the Revenue & Taxation Code, a buyer may be required to withhold an amount equal to 3 and 1/3 percent of the sales price in the case of the disposition of California real property interest by either:
          1. A seller who is an individual or when the disbursement instructions authorize the proceeds to be sent to a financial
     intermediary of the seller,         OR
          2. A corporate seller that has no permanent place of business in California.

     The buyer may become subject to penalty for failure to withhold an amount equal to the greater of 10 percent of the amount required to be
     withheld or five hundred dollars ($500.00).   However, notwithstanding
     any other provision included in the California statutes referenced above, no buyer will be required to withhold any amount or be subject to penalty for failure to withhold if:
          1.  The sales price of the California real property conveyed does
     not exceed one hundred thousand dollars ($100,000.00),   OR
          2. The seller executes a written certificate, under the penalty of perjury, certifying that the seller is a corporation with a permanent place of business in California, OR
          3. The seller, who is an individual, executes a written certificate, under the penalty of perjury, certifying:
               a. That the California real property being conveyed is the seller's principal residence (within the meaning of Section 121 of the Internal Revenue Code).
               b. That the California real property being conveyed is or will be exchanged for property of like kind (within the meaning of Section 1031 of the Internal Revenue Code), but only to the extent of the amount of gain not required to be recognized for California income tax purposes under Section 1031 of the Internal Revenue Code.
               c. That the California real property being conveyed has been compulsorily or involuntarily converted (within the meaning of Section 1033 of the Internal Revenue Code) and that the seller intends to acquire property similar or related in service or use so as to be eligible under Section 1033 of the Internal Revenue Code.
               d. That the California real property transaction will result in a loss for California income tax purposes.

     The Seller is subject to penalty for knowingly filing a fraudulent certificate for the purpose of avoiding the withholding requirement. The California statutes referenced above include provisions which authorize the Franchise Tax Board to grant a reduced withholding and waivers from withholding on a case-by-case basis for corporations or other entities.

     The parties to this transaction should seek the professional advice and counsel of an attorney, accountant or other tax specialist's opinion concerning the effect of this law on this transaction and should not act on any statements made or omitted by the escrow or closing officer.

17.  Supplemental Taxes
     Supplemental tax bills, when issued and posted, may not be immediately available; therefore, there may be a gap in time where the bill may be posted but we would not have knowledge of it. Therefore, in the event a supplemental tax bill is issued by the County Tax Collector after the date of the above mentioned preliminary title report or after the close of escrow and transfer of title, the undersigned parties agree to handle any adjustment which might result from such supplemental tax bill directly between themselves.

                                     7

18.  Exchanges
     In the event this transaction is an exchange or part of an exchange, the parties acknowledge the escrow holder has made no representations whatsoever regarding the sufficiency or effect of this transaction in relation to applicable federal and state tax laws. It is further acknowledged by the parties that they have been advised by escrow holder to seek the counsel of their own tax attorney or certified public accountant for the determination of any tax consequences of this exchange.

     The undersigned fully indemnify and hold escrow holder harmless from any loss or damage which the parties may sustain in the event this transaction fails to qualify for any special tax treatment.

19.  Amendment to Escrow Instructions and Counterpart Approval
     Any amendment or supplement to these escrow instructions, amendments and supplements must be in writing. Collectively, these escrow instructions constitute the entire escrow between the escrow holder and the parties. These escrow instructions, amendments and supplements may be executed in one or more counterparts each of which independently shall have the same effect as if it were the original, and all of which taken together shall constitute one and the same instructions.

20.  Agreement of Co-Operation (Unjust Enrichment)
     In the event that any party to this escrow receives funds or is credited with funds that they are not entitled to, for whatever reason, they agree, upon written demand, to return said funds to the proper party entitled or to the escrow for disbursement. In the event that suit is brought to enforce the return of said funds, the parties agree to reimburse the prevailing party their reasonable attorney fees.

21.  Escrow Responsibility
     We understand that Escrow is acting under this Agreement as a depository only and its sole responsibility shall be to comply with the written instructions given to and accepted by Escrow under this Agreement. Your duties under this Agreement shall be limited to the safekeeping of money, instruments, or other documents received by you as the Escrow Agent, and for the disposition of the money, instruments or other documents received by you in accordance with the instructions contained in this Agreement. Escrow shall have no duty, obligation or responsibility to undertake any of the following actions: (a) to inquire into the sufficiency, correctness, genuineness, form, substance, manner of execution, validity or enforceability of any document; (b) to inform either Seller or Buyer of any facts which Escrow may have acquired outside the transaction between Seller and Buyer; (c) for any loss suffered by either Seller or Buyer attributed to defects in the Title to the Real Property except for a loss caused by Escrow's failure to obtain the required Title insurance or Title coverage. We will not reveal nonpublic personal customer information to any external non-affiliated organization unless we have been authorized by the customer , or are required by law.

22.  Fax/Telecopy Instructions
     In the event Buyer(s), Seller(s) or other Parties to the Escrow utilize "facsimile" transmitted signed documents, Buyer(s) and Seller(s) hereby agree to accept, and instructs the Escrow Holder to rely upon such documents as if bearing the original signatures. Buyer(s) and Seller(s) further acknowledge and agree that documents necessary for recording by the County Recorder must be original signatures, and therefore, non receipt of the original documents to record can delay the close of escrow.
                                     8

23.  Copy Quality
     Any copies provided to us from the County Recorder are the best available copies and Alliance Title Company is relieved from any liability or responsibility for the clarity of the copies

24.  Preliminary Change of Ownership (PCOR Statement)
     Buyer(s) will hand you before close of escrow a completed "Preliminary Change of Ownership" Statement which you are hereby instructed to file accompanied by the Grant Deed with the County Recorder; or in the absence or rejection thereof you will pay from Buyer's funds an additional $20.00 if required by the County Recorder . It is understood that Escrow does not have sufficient information to complete this form and will not be required to furnish information therefore. In the event the Preliminary Change of Ownership Statement is rejected, Buyers understand that they will be required to file a Change of Ownership Statement that should be mailed to them with the recorded Grant Deed from the County Recorder's Office, after close of escrow. Buyers are aware that by law this requirement must be met within 45 days from recordation of their Grant Deed or they may be assessed additional penalties.

Application of Payoff Funds
     Should a check or wire be deemed unacceptable by lenders, creditors, lien holders or beneficiaries of Deeds of Trust, you are authorized to act on our behalf in requesting the funds, as well as any balance in an impound account, be applied towards the balance due.


Alliance Title Company is specifically directed to follow these instructions only and has no responsibility to follow the terms of any prior agreements entered into between the parties herein. It is agreed and understood that these Escrow Instructions shall be the whole and only agreement between the parties with regard to the instructions to, and obligations of, Alliance Title Company, and shall supersede and cancel any prior instructions. The undersigned parties jointly and severally agree to hold Alliance Title Company harmless from and against any and all damages or liability, therefore, loss, costs, charges, attorneys' fees or other expenses which Alliance Title Company shall or may at any time suffer, sustain or incur by reason of or in consequence of complying with the foregoing instructions.

Although time is of the essence in these instructions, they shall be effective until revoked by written demand and authorization satisfactory to you, or as defined in paragraph #9 of these General Provisions.

SHOULD THE PARTIES HAVE ANY QUESTIONS CONCERNING THE SIGNING OF DOCUMENTS OR THE INTERPRETATION OF THESE INSTRUCTIONS, THEY ARE ADVISED TO CONSULT THEIR ATTORNEY.

If these instructions refer to a sale, the seller agrees to sell and the buyer agrees to buy the property herein described upon the terms hereof.
I agree to pay usual buyer's charges as customary in ORANGE County, CALIFORNIA. All disbursements are to be made by your company check. Buyer's refund, if any, will be disbursed in the form of one check payable to the order of ALL Buyers unless Escrow Holder is provided with written instructions from all Buyers to do otherwise. Such checks require the personal endorsement of all payees to be negotiable.

                                     9

SECURED DIVERSIFIED INVESTMENT, LTD

/s/Clifford L. Strand
---------------------
C. L. STRAND, PRESIDENT


DENVER FUND I, LTD, A COLORADO LIMITED PARTNERSHIP

BY:CERTIFIED PROPERTY ADVISORS, LLC, ITS GENERAL PARTNER

BY: /s/Paul F. Winger
---------------------
PAUL F. WINGER, MANAGING MEMBER









                                     10

I/We approve of the foregoing instructions and agree to sell and will deliver to you a properly executed Grant Deed, papers, instruments and/or funds required from me within the time limit specified herein, which you are authorized to deliver when you can issue your policy of title insurance as set forth above. I/We agree to pay any personal property taxes, or escaped assessments properly chargeable to me. You are instructed to use the money and record the instruments to comply with said instructions and to pay all encumbrances of record necessary without further approval including prepayment penalties to show title as herein provided. I agree to pay all usual and customary costs and such other charges which are advanced for my account regardless of the consummation of this escrow, deducting same from my net sale proceeds. The undersigned Seller(s) hereby instruct Alliance Title Company to disburse their proceeds as follows:

[ ] Hold check for pick up at your Alliance Title Company office in/at
[ ] Authorize check to be picked up by:
     Name:__________
[ ] Call when check is ready for pickup, phone #________, contact _________
[ ] Mail check to:       Name:_____________________
     Address:______________________________________
[ ] Transfer proceeds to:     Escrow No.___________
     Title company_________________________________
     Address ______________________________________
[ ] Other - see attached sheet for further instructions


IOMEGA INVESTMENTS LLC,
A NEVADA LIMITED LIABILITY COMPANY

______________________________________
HELEN E. WEST, MANAGING MEMBER     Date





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